Exhibit 16.1


 Coopers      Coopers &          203 North LaSalle    Telephone
 & Lybrand    Lybrand L.L.P.     Street, Chicago,     (312) 701-5500
              a professional     Illinois  60601-
              service firm       1210                 Facsimile
                                                      (312) 701-6533




December 18, 1995



Mr. Joel Teglia
Chief Financial Officer
Banyan Mortgage Investment Fund
150 S. Wacker Drive - Suite 2900
Chicago, IL  60606

Dear Mr. Teglia:

This is to confirm that the client-auditor relationship between Banyan Mortgage Investment Fund (Commission File Number 1-9885) and Coopers & Lybrand L.L.P. has ceased.

      Very truly yours,




      Coopers & Lybrand L.L.P.



cc:  Office of the Chief Accountant
     SECPS Letter File
     Securities and Exchange Commission
     Mail Stop 9-5
     450 Fifth Street, N.W.
     Washington, D.C.  20549
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